UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G

(Amendment No.  1)*

Under the Securities Exchange Act of 1934

Gannett Co., Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

36472T109
(CUSIP Number)

December 31, 2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-06)

CUSIP No. 36472T109

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Atlas Master Fund, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
296,808 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
296,808 shares
9		aggregate amount beneficially owned by each reporting person
296,808 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.2%
12		type of reporting person (See Instructions)
OO

2

CUSIP No. 36472T109

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Atlas Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
296,808 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
296,808 shares
9		aggregate amount beneficially owned by each reporting person
296,808 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.2%
12		type of reporting person (See Instructions)
OO

3

CUSIP No. 36472T109

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo PPF Credit Strategies, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
310,255 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
310,255 shares
9		aggregate amount beneficially owned by each reporting person
310,255 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.2%
12		type of reporting person (See Instructions)
OO

4

CUSIP No. 36472T109

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Credit Strategies Master Fund Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
9,802,291 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
9,802,291 shares
9		aggregate amount beneficially owned by each reporting person
9,802,291 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
6.6%
12		type of reporting person (See Instructions)
CO

5

CUSIP No. 36472T109

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Fund Management LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
9,802,291 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
9,802,291 shares
9		aggregate amount beneficially owned by each reporting person
9,802,291 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
6.6%
12		type of reporting person (See Instructions)
OO

6

CUSIP No. 36472T109

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Operating LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
9,802,291 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
9,802,291 shares
9		aggregate amount beneficially owned by each reporting person
9,802,291 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
6.6%
12		type of reporting person (See Instructions)
PN

7

CUSIP No. 36472T109

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo ST Capital LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
9,802,291 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
9,802,291 shares
9		aggregate amount beneficially owned by each reporting person
9,802,291 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
6.6%
12		type of reporting person (See Instructions)
OO

8

CUSIP No. 36472T109

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
ST Management Holdings, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
9,802,291 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
9,802,291 shares
9		aggregate amount beneficially owned by each reporting person
9,802,291 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
6.6%
12		type of reporting person (See Instructions)
OO

9

CUSIP No. 36472T109

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Defined Return Aggregator A. L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
1,179,671 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,179,671 shares
9		aggregate amount beneficially owned by each reporting person
1,179,671 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.8%
12		type of reporting person (See Instructions)
PN

10

CUSIP No. 36472T109

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Defined Return Management, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
0 shares
	6	shared voting power
1,179,671 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,179,671 shares
9		aggregate amount beneficially owned by each reporting person
1,179,671 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.8%
12		type of reporting person (See Instructions)
PN

11

CUSIP No. 36472T109

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Defined Return Management GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
0 shares
	6	shared voting power
1,179,671 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
1,179,671 shares
9		aggregate amount beneficially owned by each reporting person
1,179,671 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.8%
12		type of reporting person (See Instructions)
OO

12

CUSIP No. 36472T109

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Capital Management, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
11,589,025 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
11,589,025 shares
9		aggregate amount beneficially owned by each reporting person
11,589,025 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
7.8%
12		type of reporting person (See Instructions)
PN

13

CUSIP No. 36472T109

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Capital Management GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
11,589,025 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
11,589,025 shares
9		aggregate amount beneficially owned by each reporting person
11,589,025 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
7.8%
12		type of reporting person (See Instructions)
OO

14

CUSIP No. 36472T109

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Management Holdings, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
11,589,025 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
11,589,025 shares
9		aggregate amount beneficially owned by each reporting person
11,589,025 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
7.8%
12		type of reporting person (See Instructions)
PN

15

CUSIP No. 36472T109

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Management Holdings GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
11,589,025 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
11,589,025 shares
9		aggregate amount beneficially owned by each reporting person
11,589,025 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
7.8%
12		type of reporting person (See Instructions)
OO

16

Item 1.	(a)	Name of Issuer

Gannett Co., Inc.

(b)	Address of Issuer’s Principal Executive Offices

7950 Jones Branch Drive

Mclean, Virginia 22107

Item 2.	(a)	Name of Person Filing

This statement is filed by (i) Apollo Atlas Master Fund, LLC (“Atlas”); (ii) Apollo Atlas Management, LLC (“Atlas Management”); (iii) Apollo PPF Credit Strategies, LLC (“PPF Credit Strategies”); (iv) Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”); (v) Apollo ST Fund Management LLC (“ST Management”); (vi) Apollo ST Operating LP (“ST Operating”); (vii) Apollo ST Capital LLC (“ST Capital”); (viii) ST Management Holdings, LLC (“ST Management Holdings”); (ix) Apollo Defined Return Aggregator A, L.P. (“Defined Return”); (x) Apollo Defined Return Management, L.P. (“Defined Return Management”); (xi) Apollo Defined Return Management GP, LLC (“Defined Return Management GP”); (xii) Apollo Capital Management, L.P. (“Capital Management”); (xiii) Apollo Capital Management GP, LLC (“Capital Management GP”); (xiv) Apollo Management Holdings, L.P. (“Management Holdings”); and (xv) Apollo Management Holdings GP, LLC (“Management Holdings GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

Atlas, PPF Credit Strategies, Credit Strategies, and Defined Return each hold securities of the Issuer.

Atlas Management serves as the investment manager of Atlas. Apollo PPF Credit Strategies Management, LLC serves as the investment manager of PPF Credit Strategies. ST Management serves as the investment manager for Credit Strategies. ST Operating is the sole member of ST Management. The general partner of ST Operating is ST Capital. ST Management Holdings is the sole member of ST Capital. The general partner of Defined Return is Defined Return Management. Defined Return Management GP is the general partner of Defined Return Management.

Capital Management serves as the sole member of Atlas Management, Apollo PPF Credit Strategies Management, LLC, and Defined Return Management GP, and as the sole member and manager of ST Management Holdings. Capital Management GP serves as the general partner of Capital Management. Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)	Address of Principal Business Office or, if none, Residence

The address of the principal office of each of Atlas, PPF Credit Strategies, Defined Return, Defined Return Management, and Defined Return Management GP is 100 West Putnam Avenue, Greenwich, Connecticut 06830. The address of the principal office of Credit Strategies is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY-9008, Cayman Islands. The address of the principal office of each of Atlas Management, ST Management, ST Operating, ST Capital, ST Management Holdings, Capital Management, Capital Management GP, Management Holdings, and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

17

©	Citizenship

Atlas, Credit Strategies, and ST Management Holdings are each an exempted company incorporated in the Cayman Islands with limited liability. Defined Return is an exempted limited partnership registered in the Cayman Islands. Atlas Management, PPF Credit Strategies, ST Management, ST Capital, Defined Management GP, Capital Management GP, and Management Holdings GP are each a Delaware limited liability company. ST Operating, Defined Management, Capital Management, and Management Holdings are each a Delaware limited partnership.

(d)	Title of Class of Securities

Common Stock, par value $0.01 per share (the “Common Stock”).

(e)	CUSIP Number

36472T109

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

Beneficial ownership information is reported as of December 31, 2023.

(a)	Amount beneficially owned:

Atlas	296,808
Atlas Management	296,808
PPF Credit Strategies	310,255
Credit Strategies	9,802,291
ST Management	9,802,291
ST Operating	9,802,291
ST Capital	9,802,291
ST Management Holdings	9,802,291
Defined Return	1,179,671
Defined Return Management	1,179,671
Defined Return Management GP	1,179,671
Capital Management	11,589,025
Capital Management GP	11,589,025
Management Holdings	11,589,025
Management Holdings GP	11,589,025

Atlas, PPF Credit Strategies, Credit Strategies, and Defined Return each disclaim beneficial ownership of all shares of Common Stock included in this report other than the shares of Common Stock held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose. Atlas Management, ST Management, ST Operating, ST Capital, ST Management Holdings, Defined Return Management, Defined Return Management GP, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP, and Messrs. Scott Kleinman, James Zelter and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, each disclaims beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

18

(b)	Percent of class:

Atlas	0.2%
Atlas Management	0.2%
PPF Credit Strategies	0.2%
Credit Strategies	6.6%
ST Management	6.6%
ST Operating	6.6%
ST Capital	6.6%
ST Management Holdings	6.6%
Defined Return	0.8%
Defined Return Management	0.8%
Defined Return Management GP	0.8%
Capital Management	7.8%
Capital Management GP	7.8%
Management Holdings	7.8%
Management Holdings GP	7.8%

The percentages are based on 148,876,080 shares of Common Stock outstanding as of October 30, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed on November 2, 2023.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:

0 for all Reporting Persons

(ii)	Shared power to vote or to direct the vote:

Atlas	296,808
Atlas Management	296,808
PPF Credit Strategies	310,255
Credit Strategies	9,802,291
ST Management	9,802,291
ST Operating	9,802,291
ST Capital	9,802,291
ST Management Holdings	9,802,291
Defined Return	1,179,671
Defined Return Management	1,179,671
Defined Return Management GP	1,179,671
Capital Management	11,589,025
Capital Management GP	11,589,025
Management Holdings	11,589,025
Management Holdings GP	11,589,025

(iii)	Sole power to dispose or to direct the disposition of:

0 for all Reporting Persons

19

(iv)	Shared power to dispose or to direct the disposition of:

Atlas	296,808
Atlas Management	296,808
PPF Credit Strategies	310,255
Credit Strategies	9,802,291
ST Management	9,802,291
ST Operating	9,802,291
ST Capital	9,802,291
ST Management Holdings	9,802,291
Defined Return	1,179,671
Defined Return Management	1,179,671
Defined Return Management GP	1,179,671
Capital Management	11,589,025
Capital Management GP	11,589,025
Management Holdings	11,589,025
Management Holdings GP	11,589,025

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

[The remainder of this page is intentionally left blank.]

20

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2024

APOLLO ATLAS MASTER FUND, LLC

By:	Apollo Atlas Management, LLC,
its investment manager

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO ATLAS MANAGEMENT, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

Apollo PPF Credit Strategies, LLC

By:	Apollo PPF Credit Strategies Management, LLC,
its investment manager

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC,
its investment manager

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

21

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO ST CAPITAL LLC

By:	ST Management Holdings, LLC,
its sole member

	By:	Apollo Capital Management, L.P.,
its managing member

		By:	Apollo Capital Management GP, LLC,
its general partner

			By:	/s/ William Kuesel
			Name:	William Kuesel
			Title:	Vice President

ST MANAGEMENT HOLDINGS, LLC

By:	Apollo Capital Management, L.P.,
its managing member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

22

APOLLO DEFINED RETURN AGGREGATOR A, L.P.

By:	Apollo Defined Return Management, L.P.,
its general manager

	By:	Apollo Defined Return Management GP, LLC,
its general manager

		By:	Apollo Capital Management, L.P.,
its sole member

			By:	Apollo Capital Management GP, LLC,
its general partner

				By:	/s/ William Kuesel
				Name:	William Kuesel
				Title:	Vice President

APOLLO DEFINED RETURN MANAGEMENT, L.P.

By:	Apollo Defined Return Management GP, LLC,
its general manager

	By:	Apollo Capital Management, L.P.,
its sole member

		By:	Apollo Capital Management GP, LLC,
its general partner

			By:	/s/ William Kuesel
			Name:	William Kuesel
			Title:	Vice President

APOLLO DEFINED RETURN MANAGEMENT GP, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

23

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

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